CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Zacks Multi-Cap Opportunities Fund and to the use of our report dated January 11, 2008 on the financial statements and financial highlights of Zacks Multi-Cap Opportunities Fund (the “Fund”), a series of shares of the Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2007 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 27, 2008